As filed with the Securities and Exchange Commission on December 17, 2008
Registration No. 333-138752

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARLINGTON TANKERS LTD.
(Exact name of registrant as specified in its charter)

Bermuda	98-0460376
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
First Floor, The Hayward Building
22 Bermudiana Road
Hamilton HM 11, Bermuda
(441) 292-4456
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Edward Terino
Chief Executive Officer, President
and Chief Financial Officer
Arlington Tankers Ltd.
First Floor, The Hayward Building
22 Bermudiana Road
Hamilton HM 11 Bermuda
(441) 292-4456
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Stuart R. Nayman, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
399 Park Avenue
New York, New York 10022
Telephone: (212) 230-8800
     Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
     Large accelerated filer ☐      Accelerated filer ☑      Non-accelerated filer ☐      Smaller reporting company ☐
     (Do not check if a smaller reporting company)

Deregistration of Securities
     This Post-Effective Amendment No. 1 to Form S-3 relates to the Registration Statement on Form S-3 (File No. 333-138752), filed with the Securities and Exchange Commission on November 16, 2006 (the “Registration Statement”) by Arlington Tankers Ltd., a Bermuda company (the “Registrant”). The Registration Statement registered the sale of up to $150,000,000 aggregate principal amount of the Registrant’s common shares, preference shares, debt securities and warrants (collectively, “Securities”).
     The Registrant is filing this Post-Effective Amendment No.1 to the Registration Statement to deregister the unsold Securities. On December 16, 2008, pursuant to an Agreement and Plan of Merger and Amalgamation dated as of August 5, 2008, by and among the Registrant, General Maritime Corporation, Galileo Holding Corporation, a subsidiary of General Maritime Corporation and the Registrant, Archer Amalgamation Limited, a wholly owned subsidiary of Galileo Holding Corporation and Galileo Merger Corporation, a wholly owned subsidiary of Galileo Holding Corporation, the Registrant amalgamated with Archer Amalgamation Limited and became a wholly owned subsidiary of Galileo Holding Corporation (the “Combination”). In connection with the Combination, the Registrant is filing a certification and notice of termination on Form 15 with respect to the Registrant’s shares of common stock, par value $0.01 per share, its preference shares, par value $0.01 per share, its debt securities and its warrants.
     As a result of the Combination, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the Securities registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weston, State of Connecticut, on December 16, 2008.

ARLINGTON TANKERS LTD.
By:	/s/ Edward Terino
Edward Terino
Chief Executive Officer, President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Edward Terino Edward Terino	Chief Executive Officer, President and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)	December 16, 2008
* Stephen O. Jaeger	Director and Chairman of the Board	December 16, 2008
* Dr. E. Grant Gibbons	Director	December 16, 2008
* Michael K. Drayton	Director and Deputy Chairman	December 16, 2008

*By:	/s/ Edward Terino

Attorney-in-fact for the Directors